Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and schedule (which report excluded an opinion on the financial statements of Hong Kong Fly International Health Care Limited and subsidiary, an equity method investment, and expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” effective as of January 1, 2007) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of BMP Sunstone Corporation and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton
Hong Kong
January 23, 2009